EXHIBIT 21.1

Parent
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Perry Ellis International, Inc., a Florida corporation, incorporated
April 5, 1967

Subsidiaries
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Perry Ellis International Licensing Corp., a New York corporation, incorporated
   August 28, 1978
Supreme International (NY) Inc., a New York corporation, incorporated December
   29, 1994
Supreme Munsingwear Canada, Inc., a Canadian corporation, incorporated May 26,
   1996
Supreme Acquisition Corporation, a Florida corporation, incorporated August 20,
   1997
Supreme International Corporation de Mexico, S.A. de C.V., a Mexican
   corporation, incorporated October 27, 1997
Supreme International Delaware Inc., a Delaware corporation, incorporated
   September 23, 1998
Perry Ellis International, Inc., a Korean corporation, incorporated July 7, 2000 BBI Acquisition Corporation, a Florida corporation, incorporated February 23,
   2001